Filed Pursuant to Rule 433

Registration No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$3,000,000,000

3.300% SENIOR NOTES, DUE JANUARY 2023

FINAL TERM SHEET

Dated January 8, 2013

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	3.300% Senior Notes, due January 2023

Aggregate Principal Amount Initially Being Issued:	$3,000,000,000

Issue Price:	99.444%

Trade Date:	January 8, 2013

Settlement Date:	January 11, 2013 (T+3)

Maturity Date:	January 11, 2023

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	30/360

Interest Rate:	3.300% per annum

Interest Payment Dates:	January 11 and July 11 of each year, beginning July 11, 2013, subject to following business day convention (unadjusted).

Interest Periods:	Semi-annual

Treasury Benchmark:	10 year U.S. Treasury, due November 15, 2022

Treasury Yield:	1.866%

Treasury Benchmark Price:	97-27

Spread to Treasury Benchmark:	+150bps

Reoffer Yield:	3.366%

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	ABN AMRO Securities (USA) LLC, Banca IMI S.p.A., BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., Capital One Southcoast, Inc., CIBC World Markets Corp., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., ING Financial Markets LLC, Lloyds Securities Inc., Mizuho Securities USA Inc., nabSecurities, LLC, PNC Capital Markets LLC, RBS Securities Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, Standard Chartered Bank, Swedbank AB (publ), Wells Fargo Securities, LLC

Junior Co-Managers:	Samuel A. Ramirez & Company, Inc., The Williams Capital Group, L.P.

CUSIP:	06051GEU9

ISIN:	US06051GEU94

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.